EXHIBIT 4(b)

                          ALEXION PHARMACEUTICALS, INC.

                        INCENTIVE STOCK OPTION AGREEMENT

     AGREEMENT made as of the ___ day of _________, 199__, by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the "Company") and _____________________ (the "Optionee").

                               W I T N E S S E T H

     WHEREAS, pursuant to the Alexion Pharmaceuticals, Inc. 1992 Stock Option Plan (the "Plan"), the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of common stock, $.0001 par value, of the Company (the "Common Stock") upon the terms and conditions set forth in this agreement:

     NOW, THEREFORE, the parties hereto agree as follows:

          1. Grant. The Company hereby grants this day (the Grant Date) to the Optionee an option to purchase _____________ shares of Common Stock, at a purchase price of $___________ per share. This option is intended to be treated as an option which is an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986.

          2. Restrictions on Exercisability. Except as specifically provided otherwise herein, the option will become exercisable in accordance with the following schedule based upon the number of full years of the Optionee's continuous employment or service with the Company or a subsidiary following the Grant Date:

      Full Years of              Incremental             Cumulative
      Continuous                 Percentage of           Percentage of
      Employment/                Option                  Option
      Service                    Exercisable             Exercisable
      -------------              -------------           --------------
      Less than   1                   0%                      0%
                  1                  25%                     25%
                  2                  25%                     50%
                  3                  25%                     75%
                  4 or more          25%                    100%

No shares of Common Stock may be purchased hereunder unless the Optionee shall have remained in the continuous employ or service of the Company or a subsidiary for one year from the Grant Date. If the Optionee performs services for the Company or a subsidiary in a capacity other than as a director or employee, then, for purposes hereof, those services will be deemed to be continuous until they are terminated, and they will be deemed to be terminated at the time provided therefor in the consulting or other agreement governing the performance of such services or, if there is no such agreement, at the time the Company notifies the Optionee that it no longer contemplates the utilization of such services. Unless sooner terminated, the option will expire if and to the extent it is not exercised within ten years from the Grant Date.

          3. Exercise. The option may be exercised in whole or in part in accordance with the above schedule by delivering to the Secretary of the Company
(a) a written notice specifying the number of shares to be purchased, and
(b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise (unless other arrangements, acceptable to the Company, are made for the satisfaction of such withholding obligation). The exercise price shall be payable by bank or certified check. The Company may (in its sole and absolute discretion) permit all or part of the exercise price to be paid with previously-owned shares of Common Stock, or in installments (together with interest) evidenced by the Optionee's secured promissory note.

          4. Rights as Stockholder. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made (or, to the extent payable in installments, provided for). The Optionee shall have no rights as a stockholder with respect to any shares covered by the option until a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustment shall be made for dividends of distributions of other rights form which the record is prior to the date such stock certificate is issued.

          5. Nontransferability. The option is not assignable or transferable except upon the Optionee's death to a beneficiary designated by the Optionee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee's will and/or the laws of descent and distribution. During an Optionee's lifetime, the option may be exercised only by the Optionee or the Optionee's guardian or legal representative.

          6. Termination of Service, Disability or Death. If the Optionee ceases to be employed by or to perform services for the Company and any subsidiary for any reason other than death or disability, then, unless sooner terminated under the terms hereof, the option will terminate on the date three months after the date of the Optionee's termination of employment or service. If the Optionee's employment or service is terminated by reason of the Optionee's death or disability (or if the Optionee's employment or services is terminated by reason of his or her disability and the Optionee dies within one year after such termination of employment or service), then, unless sooner terminated under the terms hereof, the option will terminate on the date one year after the date of such termination of employment or service (or one year after the Optionee's later death).

          7. Securities Restrictions. If the shares to be issued upon an exercise of the option are not registered under the Securities Act of 1933, then, as a further condition of the Company's obligation to issue such shares, the Optionee may be required to give a representation in writing that the Optionee is acquiring the shares for his or her own account as an investment and not with a view to, or for the sale in connection with, the distribution of such shares, and the certificates representing such shares shall bear a legend to such effect as the Company's counsel shall deem necessary or desirable. The option shall in no event be exercisable and shares shall not be issued hereunder if, in the option of counsel to the Company, such exercise and/or issuance would result in a violation of federal or state securities laws.

          8. Capital changes, Reorganizations, Etc.

               a. In case of any post-Grant Date split-up or consolidation of shares or any like capital adjustment, or the payment of stock dividend which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made to the number of shares and the exercise price per share which may still be purchased under this agreement.

               b. Upon a post-Grant Date merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, sale of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the stockholders of the company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock (an "Exchange Transaction"), the Optionee will be permitted to exercise his or her outstanding options (whether or not otherwise exercisable) and any outstanding options not exercised before the consummation of the Exchange Transaction will thereupon terminate. Notwithstanding the preceding sentence, if, as part of the Exchange Transaction, the shareholders of the Company receive capital stock of another corporation ("Exchange Stock"), and if the Board, in its sole discretion, so directs, then all outstanding options will be converted into options to purchase shares of Exchange Stock. The Amount and price of the converted options will be determined by adjusting the amount and price of the options granted hereunder on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock will receive in the Exchange Transaction.

               c. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such option will cover only the number of full shares resulting from the adjustment.

               d. All adjustments under this paragraph 8 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless the Optionee agrees otherwise, any change or adjustment to the option shall be made in such a manner so as not to constitute a "modification" as defined in Section 424(h) of the Code and so as not to cause the Optionee's option to fail to continue to qualify as an Incentive Stock Option.

          9. No Employment Rights. Nothing in this agreement shall give the Optionee any right to continue in the employ or service of the Company or a subsidiary, or interfere in any way with the right of the Company to terminate the employment or the service of the Optionee.

          10. Provisions of the Plan. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges that he or she received a copy of the Plan prior to the execution of this Agreement.

          11. Administration. The committee appointed by the Board to administer the Plan will have full power and authority to interpret and apply the provisions of this agreement, and the decision of said committee as to any matter arising under this agreement shall be binding and conclusive as to all persons.

          12. Miscellaneous.

               a. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               b. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

          IN WITNESS WHEREOF, this agreement has been executed as of the date first above written.

                                       Alexion Pharmaceuticals, Inc.

                                       By:_________________________________

                                       ____________________________________
                                       Optionee